Exhibit 3.01

CERTIFICATE OF INCORPORATION

OF

3PARdata, Inc.

ARTICLE I.

The name of this corporation is 3PARdata, Inc. (the “Corporation”).

ARTICLE II.

The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, #101 in the City of Dover, County of Kent, 19904. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

ARTICLE IV.

The Corporation is authorized to issue two classes of stock to be designated respectively Preferred Stock (“Preferred”) and Common Stock (“Common”). The total number of shares of Preferred the Corporation shall have authority to issue is 66,513,511 shares, $0.001 par value per share, and the total number of shares of Common the Corporation shall have authority to issue is 163,000,000 shares, $0.001 par value per share. 4,055,971 shares of Preferred shall be designated Series A-2 Preferred Stock (“Series A-2 Preferred”), 18,588,448 shares of Preferred shall be designated Series A-3 Preferred Stock (“Series A-3 Preferred”), 34,026,853 shares of Preferred shall be designated Series B-1 Preferred Stock (“Series B-1 Preferred”) and 9,842,239 shares of Preferred shall be designated Series C-1 Preferred Stock (“Series C-1 Preferred”).

The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes of the shares of capital stock or the holders thereof are as set forth below.

Section 1 Dividend Rights of Preferred.

(a) The holders of Series A-2 Preferred, Series A-3 Preferred and Series B-1 Preferred shall be entitled to receive on a pari passu basis dividends at the rate of $0.0940065 per share (as adjusted for stock splits, stock dividends, recapitalizations and the like) per annum, respectively, and the holders of Series C-1 Preferred shall be entitled to receive on a pari passu basis dividends at the rate of $0.3048087 per share (as adjusted for stock splits, stock dividends, recapitalizations and the like) per annum, in each case payable out of funds legally available therefore, prior and in preference to any declaration or payment of any dividend on Common Stock. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be noncumulative.

(b) No Dividends (other than those payable solely in Common) shall be paid on any Common of the Corporation during any fiscal year of the Corporation unless (i) all of the Dividends contemplated by the preceding paragraph of this Section 1 have been paid or declared and set apart during that fiscal year and (ii) at the same time an equivalent Dividend with respect to each series of Preferred (based on the number of shares of the Common Stock into which the Preferred is then convertible) has been paid. “Dividend” means the transfer of cash, property, evidence of indebtedness, securities of the Corporation or other entity or person, asset or any other property to the shareholders of the Corporation pro rata on the basis of share ownership of a class or series of the Corporation’s capital stock, whether by way of dividend, distribution or otherwise.

Section 2 Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (including a Liquidation Event), distributions to the shareholders of the Corporation shall be made in the following manner:

(a) The holders of the Series A-2 Preferred, Series B-1 Preferred and Series C-1 Preferred shall be entitled to receive on a pari passu basis, prior and in preference to any distribution of any assets or property of the Corporation to the holders of the Common or any series of Preferred (other than the Series A-2 Preferred, Series B-1 Preferred and Series C-1 Preferred) by reason of their ownership thereof, (i) the amount of $8.00 (the “Series A-2 Original Issue Price”) for each share of Series A-2 Preferred then held by them, (ii) $0.940065 (the “Series B-1 Original Issue Price”) per share for each share of Series B-1 Preferred then held by them and (iii) $3.048087 (the “Series C-1 Original Issue Price”) per share for each share of Series C-1 Preferred then held by them, adjusted for any combinations, consolidations, or stock distributions or dividends with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends, if any, on each such series of Preferred. If the assets and property thus distributed among the holders of the Series A-2 Preferred, Series B-1 Preferred and Series C-1 Preferred shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and property of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A-2 Preferred, Series B-1 Preferred and Series C-1 Preferred in proportion to the aggregate amount otherwise payable to each holder pursuant to this Section 2(a).

(b) Upon the completion of the distribution required by subparagraph (a) of this Section 2, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of the Series A-2 Preferred (assuming conversion of all Series A-3 Preferred into Series A-2 Preferred), Series B-1 Preferred, Series C-1 Preferred and Common pro rata based on the number of shares of Common held by each (assuming conversion of all such Preferred); provided that (i) the holders of Series A-2 Preferred (assuming conversion of all Series A-3 Preferred into Series A-2 Preferred) shall stop participating pursuant to this subparagraph (b) once they have received with respect to each share of Series A-2 Preferred (assuming conversion of all Series A-3 Preferred into Series A-2 Preferred) total payments under this Section 2 (including amounts paid pursuant to Section 2(a)) of an amount equal to $16.00 per share multiplied by the number of outstanding shares of Series A-2 Preferred then actually held by such holder (as adjusted for stock splits, stock dividends, recapitalizations and the like), (ii) the holders of Series B-1 Preferred shall stop participating pursuant to this subparagraph (b) once they have received with respect to each share of Series B-1 Preferred total payments under this Section 2 (including amounts paid pursuant to Section 2(a)) of an amount equal to $1.880130 per share of Series B-1 Preferred held by such holder (as adjusted for stock splits, stock dividends, recapitalizations and the like) and (iii) the holders of Series C-1 Preferred shall stop participating pursuant to this subparagraph (b) once they have received with respect to each share of Series C-1 Preferred total payments under this Section 2 (including amounts paid pursuant to Section 2(a)) of an amount equal to $6.096174 per share of Series C-1 Preferred held by such holder (as adjusted for stock splits, stock dividends, recapitalizations and the like). No distribution or payment shall be made under this Section 2(b) in respect of any share of Series A-3 Preferred as such.

(c) Upon the completion of the distribution required by subparagraphs (a) and (b) of this Section 2, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation pro rata based on the number of shares of Common Stock held by each.

(d) (i) For purposes of this Section 2, (1) a merger or consolidation of the Corporation with or into any other entity (but excluding any merger effected solely for the purpose of reincorporating in another state) or a merger of any other entity into the Corporation, in which the shareholders of the Corporation immediately before such merger or consolidation do not own immediately after such transaction voting equity securities representing a majority of the voting power of the surviving entity in approximately the same relative percentages, (2) a sale of all or substantially all of the assets of the Corporation or (3) a transfer (in any transaction or series of transactions) of shares of the Corporation’s stock to a person or a group of affiliated persons, in which such person or group owns immediately after such transaction or series of transactions voting equity securities representing a majority of the voting power of the Corporation (each, a “Liquidation Event”), shall be treated as a liquidation, dissolution or winding up; provided that nothing contained in this subsection (d) shall limit the right of a holder of Preferred to convert such shares into Common prior to the effective date of any such transaction.

(ii) In any of such events, if the consideration received by the Corporation or its shareholders is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(1) Securities not subject to investment letter or other similar restrictions on free marketability covered by (2) below:

(A) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty-day period ending three (3) days prior to the closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

(C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation’s Board of Directors and the holders of at least a majority of the voting power of all then outstanding shares of Preferred.

(2) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (1) (A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Corporation’s Board of Directors and the holders of at least a majority of the voting power of all then outstanding shares of Preferred.

(iii) In the event the requirements of this Section 2 are not complied with, the Corporation shall forthwith either:

(1) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

(2) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 4(l)(iv) hereof.

Section 3 Redemption. The holders of shares of Preferred shall not have any rights related to the redemption of their stock.

Section 4 Conversion. The holders of the Preferred shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Subject to Section 4(b) below, each share of Series A-2 Preferred, Series B-1 Preferred and Series C-1 Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred, into such number of fully paid and nonassessable shares of Common, as is determined, (i) in the case of Series A-2 Preferred, by dividing $0.940065 by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion, (ii) in the case of Series B-1 Preferred, by dividing $0.940065 by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion and (iii) in the case of Series C-1 Preferred, by dividing $3.048087 by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. Subject to Section 4(b) below, no shares of Series A-3 Preferred shall be convertible pursuant to this Section 4(a) until such time as no shares of Series A-2 Preferred are then outstanding. In the event that the condition in the foregoing sentence is met, then each share of Series A-3 Preferred shall be convertible at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred, into such number of fully paid and nonassessable shares of Common, as is determined by dividing $0.940065 by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common shall be deliverable upon conversion of the Series A-2 Preferred, Series A-3 Preferred, Series B-1 Preferred and Series C-1 Preferred (the “Conversion Price”) shall initially be: $0.940065 in the case of Series A-2 Preferred, $0.940065 in the case of Series A-3 Preferred, $0.940065 in the case of Series B-1 Preferred and $3.048087 in the case of the Series C-1 Preferred. Each such initial Conversion Price shall be adjusted as hereinafter provided.

(b) Automatic Conversion. Each share of Series A-2 Preferred, Series A-3 Preferred, Series B-1 Preferred and Series C-1 Preferred shall automatically be converted into shares of Common at the then effective Conversion Price upon (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Act”), covering the offer and sale of Common for the account of the Corporation to the public with aggregate net proceeds to the Corporation (before deduction of underwriter’s discounts and commissions) of not less than Thirty Million Dollars ($30,000,000) and at a price per share equal to or greater than Six Dollars and Nine Cents ($6.09) (as adjusted for stock splits, stock dividends, recapitalizations and the like) or (ii) the date specified by written agreements by the holders of at least 60% of Series A-2 Preferred, Series A-3 Preferred, Series B-1 Preferred and Series C-1 Preferred then outstanding, voting together as a single class, on an as converted basis. In the event of the automatic conversion of the Series A-2 Preferred, Series A-3 Preferred, Series B-1 Preferred and Series C-1 Preferred upon a public offering as aforesaid, the person(s) entitled to receive the Common issuable upon such conversion of Series A-2 Preferred, Series A-3 Preferred, Series B-1 Preferred and Series C-1 Preferred shall not be deemed to have converted such Series A-2 Preferred, Series A-3 Preferred, Series B-1 Preferred and Series C-1 Preferred until immediately prior to the closing of such sale of securities. In addition, in the event of any distribution required by Section 2(b) above and solely for the purposes of the calculations set forth therein, when assuming conversion of all Series A-3 Preferred into Series A-2 Preferred, each share of Series A-3 Preferred shall be assumed convertible into one share of Series A-2 Preferred.

(c) Mechanics of Conversion. The holder of Preferred shall be entitled to convert the same (whenever convertible pursuant to Section 4(a) or Section 4(b) hereof) into full shares of Common, by surrendering the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred, accompanied by a written notice to the Corporation at such office that the holder elects to convert such shares. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred, a certificate or certificates for the number of shares of Common to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common. Except as set forth in Section 4(b) above, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred to be converted, and the person or persons entitled to receive the shares of Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common on such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Act, the conversion may, at the option of any holder tendering Preferred for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common issuable upon such conversion of the Preferred shall not be deemed to have converted such Preferred until immediately prior to the closing of such sale of securities.

(d) No fractional shares of Common shall be issued upon conversion of the Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value per share of the Common, as determined by the Corporation’s Board of Directors. If more than one share of Preferred shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred so surrendered.

(e) The Corporation shall pay any and all transfer and other taxes that may be payable with respect to any issue, delivery or transfer of shares of Common on conversion of Preferred pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of shares of Common in a name other than that in which the Preferred so converted were registered (unless the name is that of a person who is an affiliate of the transferor), and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

(f) The Corporation shall at all times reserve and keep available out of its authorized but unissued Common, solely for purpose of effecting the conversion of the Preferred, the full number of shares of Common deliverable upon the conversion of all Preferred from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary board of director and shareholder approval), in accordance with the laws of the State of Delaware, increase the authorized amount of its Common if at any time the authorized number of shares of its Common remaining unissued shall not be sufficient to permit the conversion of all of the shares of Preferred at the time outstanding or issuable upon conversion or exercise of outstanding or convertible securities or warrants.

(g) All shares of Common which may be issued upon conversion of the shares of Preferred (whenever convertible pursuant to Section 4(a) or Section 4(b) hereof) will, upon issuance by the Corporation, be without payment of further consideration, validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

(h) Adjustments for Diluting Issues.

(i) Special Definitions. For purposes of this Section 4(h), the following definitions shall apply:

(1) ‘Options’ shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(2) ‘Original Issue Date’ shall mean, with respect to each series of Preferred, the date on which the first share of such series of Preferred was first issued, as the case may be.

(3) ‘Convertible Securities’ shall mean shares and options (other than the Common Stock) convertible into or exchangeable for Common Stock, including the Preferred.

(4) ‘Additional Shares of Common Stock’ shall mean all shares of Common Stock and Convertible Securities issued by the Corporation after the filing of this Certificate of Incorporation; provided however that the definition of “Additional Shares of Common Stock” shall not include:

(A) shares of Common Stock issued upon conversion of the shares of Preferred Stock authorized herein or upon conversion of Convertible Securities, provided that such Convertible Securities shall be deemed to be Additional Shares of Common Stock;

(B) shares of Common Stock and Options and Convertible Securities issued or issuable to officers, employees, directors, consultants, and other service providers of the Corporation (or any subsidiary) pursuant to stock grants, option plans, purchase plans, agreements or other employee stock incentive programs or arrangements approved by the Board of Directors of the Corporation;

(C) shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a commercial leasing or debt financing transaction approved by the Board of Directors of the Corporation, provided that such issuance is primarily for a purpose other than raising capital through the sale of equity securities;

(D) shares of Common Stock issued or issuable by way of a transaction or as a dividend or distribution on Preferred pursuant to Section 1 above or pursuant to any event for which adjustment is made pursuant to Section 4(i) of Article III hereof;

(E) shares of Common Stock issued or issuable upon the exercise or conversion of Options or Convertible Securities outstanding as of the filing of this Certificate of Incorporation;

(F) shares of Common issued in a registered public offering under the Securities Act pursuant to which all outstanding shares of Preferred are automatically converted into Common pursuant to an Automatic Conversion Event;

(G) shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization; provided, however, that such issuances are unanimously approved by the Board of Directors of the Corporation; and

(H) shares of Common Stock issued or issuable in connection with (i) a joint venture agreement, sponsored research agreement, collaboration agreement, technology license agreement, development agreement, OEM agreement, marketing agreement, distribution agreement, manufacturing agreement or other similar agreements or strategic partnerships or (ii) any other transaction involving a corporate partner that is primarily for a purpose other than raising capital through the sale of equity securities; provided, however, that such issuances are unanimously approved by the Board of Directors of the Corporation.

(ii) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event this Corporation shall issue Additional Shares of Common Stock after the Original Issue Date without consideration or for a consideration per share less than the applicable Conversion Price of the Series A-2 Preferred, Series A-3 Preferred, Series B-1 Preferred and Series C-1 Preferred then in effect on the date of and immediately prior to such issuance, then in such event, the Conversion Price for such Series A-2 Preferred, Series A-3 Preferred, Series B-1 Preferred and Series C-1 Preferred shall be reduced, concurrently with such issue, to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such Additional Shares of Common Stock so issued; and provided further that, for the purposes of this Section 4(h)(ii), all shares of Common Stock issuable upon conversion of outstanding Preferred Stock or outstanding Options shall be deemed to be outstanding.

(iii) Determination of Consideration. For purposes of this Section 4(h), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1) Cash and Property: Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as determined in good faith by the Board.

(2) Options and Convertible Securities. In the case of issuance of options to purchase or rights to subscribe for Common Stock, or securities by their terms convertible into or exchangeable for Common Stock, the following provisions shall apply for all purposes of Section 4(h):

(A) The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subparagraph 4(h)(iii)(1)), if any, received by the Corporation upon the issuance of such options or rights plus the exercise price provided in such options or rights for the Common Stock covered thereby.

(B) The aggregate maximum number of shares of Common Stock deliverable upon conversion or in exchange for such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subparagraph 4(h)(iii)(1)).

(C) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(D) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(E) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subparagraphs 4(h)(iii)(2)(a) and (b) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subparagraph 4(h)(iii)(2)(c) or (d).

(i) Adjustments to Conversion Price.

(i) Adjustments for Stock Dividends, Subdivisions, Combinations or Consolidation of Common. In the event the Corporation at any time or from time to time shall declare or pay any stock dividend on Common or make any other distribution on Common payable in Common, or in the event the outstanding shares of Common shall be subdivided (by stock split or otherwise) into a greater number of shares of Common, the Conversion Price then in effect shall, concurrently with the effectiveness of such stock dividend or subdivision, be proportionately decreased. In the event the outstanding shares of Common shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(ii) Adjustments for Other Distributions. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common entitled to receive, any distribution payable in securities of the Corporation other than shares of Common and the holders of Preferred will not receive a proportionate share of such distribution pursuant to Section 1(b) of Article III, then and in each such event provision shall be made so that the holders of Preferred shall receive upon conversion thereof, in addition to the number of shares of Common receivable thereupon, the amount of securities of the Corporation which they would have received had their Preferred been converted into Common on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred.

(iii) Adjustments for Reorganization, Reclassification, Exchange and Substitution. If the Common issuable upon conversion of the Preferred shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property of the Corporation or otherwise, whether by reorganization, merger, consolidation (unless such reorganization, merger or consolidation is deemed a Liquidation Event under Section 2(d) hereof), reclassification or otherwise (other than a subdivision or combination of shares provided for above), then concurrently with the effectiveness of such reorganization or reclassification, the Preferred shall be convertible into, in lieu of the number of shares of Common which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock or other securities or property that would have been received in respect of the number of shares of Common that the holders of the Preferred would have been entitled to receive had they converted the Preferred immediately before such event; and, in any such case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Preferred, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred.

(j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common and the amount, if any, of other property which at the time would be received upon the conversion of Preferred held by such holder.

(k) Notices of Record Date. In the event that the Corporation shall propose at any time:

(i) to declare any Dividend upon its Common shares, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(iii) to effect any reclassification or recapitalization of its Common shares outstanding involving a change in the Common shares; or

(iv) to effect a Liquidation Event, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of the Preferred (provided, however, that two-thirds of the voting power of all outstanding Preferred can shorten or waive such notice):

(1) at least 20 days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

(2) in the case of the matters referred to in (iii) and (iv) above, at least 20 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common shares shall be entitled to exchange their Common shares for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be delivered personally, given by first class mail, postage prepaid, or sent via overnight delivery service to the holders of Preferred at the address for each such holder as shown on the books of the Corporation.

Section 5 Voting Rights.

(a) General. Except as otherwise required by law, each share of Common issued and outstanding shall have one vote. Except as otherwise required by law, and except as specifically set forth elsewhere in this Certificate, the shares of Preferred shall be voted equally with the shares of the Corporation’s Common at any annual or special meeting of shareholders of the Corporation, or may act by written consent in the same manner as the Corporation’s Common, upon the following basis (which shall also apply in the case of any votes or consents of the Preferred, voting together as a single class): each holder of shares of Preferred shall be entitled to such number of votes for the

Preferred held by such holder on the record date fixed for such meeting, or on the effective date of such written consent, as shall be equal to the largest number of whole shares of the Corporation’s Common into which all of such holder’s shares of Preferred are convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

(b) Voting for Directors. After such time as any shares of Series B-1 Preferred are outstanding, the holders of the shares of Series A-2 Preferred and Series A-3 Preferred voting as a single class on an as-converted basis shall be entitled to elect two (2) directors and the holders of the shares of Series B-1 Preferred voting as a separate class on an as-converted basis shall be entitled to elect one (1) director. The holders of Common voting as a separate class shall be entitled to elect two (2) directors. Any remaining directors shall be elected by the holders of the Preferred and Common voting as provided in Section 5(a). At any such time no shares Series A-2 Preferred, Series A-3 Preferred and Series B-1 Preferred are outstanding, then all directors shall be elected by the holders of the Preferred and Common voting as provided in Section 5(a). A vacancy on the Board of Directors occurring because of the death, resignation or removal of a director elected by the holders of Series A-2 Preferred and Series A-3 Preferred voting as a separate class shall be filled by the vote of the holders of a majority of the Series A-2 Preferred and Series A-3 Preferred. Any vacancy on the Board of Directors occurring because of the death, resignation or removal of a director elected by the holders of the Series B-1 Preferred voting as a separate class shall be filled by the vote of the holders of a majority of the Series B-1 Preferred. Any vacancy occurring because of the death, resignation or removal of a director elected by the holders of Common voting as a separate class shall be filled by the vote of the holders of a majority of the Common. Any vacancy occurring because of the death, resignation or removal of a director elected by the holders of the Preferred and Common voting together as a single class shall be filled by the vote of the holders of a majority of the Preferred and Common voting as provided in Section 5(a). A director may be removed from the Board of Directors with or without cause by the vote or consent of the holders of the outstanding class or series with voting power entitled to elect him in accordance with this Section 5(b)(i) and the General Corporations Law of the State of Delaware.

(c) Cumulative Voting. The holders of Common and the holders of Preferred shall be entitled to cumulative voting rights as to the directors to be elected by each class or the combined classes (as provided in Section 5(a) and 5(b) above), in accordance with the provisions of Section 708 of the California Corporations Code.

Section 6 Protective Provisions. In addition to any other rights provided by law, so long as any Series A-2 Preferred, Series A-3 Preferred, Series B-1 Preferred or Series C-1 Preferred shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than 60% of such outstanding shares of Series A-2 Preferred, Series A-3 Preferred, Series B-1 Preferred and Series C-1 Preferred voting as a single class:

(i) amend or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation or Bylaws if such action would amend, waive, alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of any series of Preferred Stock;

(ii) increase or decrease the authorized number of shares of any series of Preferred;

(iii) authorize or issue shares of any series or class of stock, or reclassify any outstanding shares into any series or class of stock, having any preference or priority superior to or on a parity with any such preference or priority of the Preferred, or authorize shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation having any preference or priority superior to or on a parity with any such preference or priority of the Preferred;

(iv) apply any of its assets to the redemption, retirement, purchase or acquisition directly or indirectly, through subsidiaries or otherwise, of any of its capital stock, except from officers, directors or employees of or consultants to the Corporation upon termination of employment, directorship or consulting relationship pursuant to the terms of stock purchase agreements or restricted stock purchase agreements entered into with such officers, directors, employees or consultants which were approved by the Board of Directors;

(v) effect a Liquidation Event;

(vi) pay or declare any dividend on any Common (except dividends payable solely in shares of Common) while the Preferred remains outstanding; or

(vii) increase or decrease the size of the Board of Directors from five.

Section 7 No Reissuance of Preferred. No share or shares of Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

Section 8. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common.

ARTICLE V.

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

ARTICLE VI.

The Corporation is to have perpetual existence.

ARTICLE VII.

1. Limitation of Liability. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

2. Indemnification. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Corporation, or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

3. Amendments. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

ARTICLE VIII.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE IX.

Following the closing of a public offering pursuant to an effective registration statement under the Act, covering any of the Corporation’s securities (as that term is defined under the Act, as then in effect), no action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws of the Corporation and no action shall be taken by the stockholders by written consent.

ARTICLE X.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XI.

At the election of directors of the Corporation, each holder of stock or of any class or series of stock shall be entitled to as many votes as shall equal the number of votes which such stockholder would be entitled to cast for the election of directors with respect to his or her shares of stock multiplied by the number of directors to be elected and may cast all such votes for any director or for any two or more of them as such stockholder may see fit.

ARTICLE XII.

The name and mailing address of the incorporator are:

Marianne Stark Bradley

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304-1050

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The undersigned incorporator hereby acknowledges that the above Certificate of Incorporation of 3PARdata, Inc. is her act and deed and that the facts stated therein are true.

/s/ Marianne Stark Bradley
Marianne Stark Bradley

Dated: May 1, 2007